Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Public Storage, Inc. of our report dated March 20, 2006, except with respect to our opinions on the consolidated financial statements and financial statement schedule insofar as they relate to the effects of the discontinued operations as discussed in Note 25, as to which the date is May 23, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Shurgard Storage Centers, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

May 23, 2006